Exhibit 99.1

Consent of
Donald C. Roof

     Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement on
Form S-1, No. 333-115156, initially filed with the Securities and Exchange Commission on May 4, 2004, as amended by Amendment No. 1 filed on June 16, 2004, Amendment No. 2 filed on July 8, 2004 and Amendment No. 3 filed on July 23, 2004 (collectively, the “Registration Statement”) by Transportation Technologies Industries, Inc., a Delaware corporation (the “Company”), relating to the initial public offering of the Company’s common stock (the “IPO”), Donald C. Roof hereby consents to be named in the Registration Statement as a director of the Company concurrently with the consummation of the IPO.

[Signature page follows]

     IN WITNESS WHEREOF, the undersigned has executed this Consent as of the 23rd day of July, 2004.

/s/ Donald C. Roof

DONALD C. ROOF